NORTH AMERICAN RESORT & GOLF, INC.
                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION


     Pursuant to the provisions of the Nevada Revised Statues, North American Resort & Golf, Inc. adopts the following Amendment to its Articles of
Incorporation:

         The following amendment was adopted to be effective June 27, 2000, pursuant to Section 78.320 of the Nevada Revised Statues. Such amendment was adopted by a vote of the shareholders as set forth below:

                                                               Shares Voted
     Designation of                         Number of           For/Against
      Share Class         Outstanding     Shares Entitled        Amendment
     Entitled to Vote       Shares           to Vote        For        Against
     ----------------     -----------     ---------------   ---        -------

    Common                 4,989,367         4,989,367     2,500,000      --
    Series A Preferred     4,500,000         4,500,000     4,500,000      --

         The number of shares voted in favor of the amendment was sufficient for approval.

Text of Amendment

         Article I is amended to read as follows:

                        The name of the Corporation is MarketU Inc.

                                  North American Resort & Golf, Inc.


                                  By /s/ William Coughlin
                                     -----------------------------------------
                                        William Coughlin, President



                                  By  /s/ Christine Cerisse
                                      ----------------------------------------
                                         Christine Cerisse, Secretary